Exhibit 5.1











                                 TONKON TORP LLP
                                Attorneys at Law
                               1600 Pioneer Tower
                              888 S.W. Fifth Avenue
                             Portland, Oregon 97204
                                 (503) 221-1440
                               Fax: (503) 274-8779



                                February 10, 1998




To the Board of Directors
of Agritope, Inc.


Ladies and Gentlemen:


                  We have acted as counsel for Agritope, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"), covering 250,000 shares of the Company's Common Stock, par value $.01 per share, including associated preferred stock purchase rights (the "Shares"), issuable pursuant to the 1997 Employee Stock Purchase Plan (the "Plan"). We have reviewed the corporate action of the Company in connection with this matter and have examined and relied upon such documents, corporate records and other evidence as we have deemed necessary for the purpose of this opinion.

                  Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and sold pursuant to the Plan and applicable subscription agreements, the Shares will be legally issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,




                                    TONKON TORP LLP

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